Exhibit 99.1

Lantronix Announces CEO Transition

--CFO Jeremy Whitaker Appointed Interim CEO --

-- Reaffirms Q3 Fiscal 2019 Guidance --

Irvine, California – February 28, 2019 – Lantronix, Inc. (NASDAQ: LTRX) – Lantronix, Inc. (NASDAQ: LTRX), a global provider of secure data access and management solutions for the industrial Internet of Things (IoT) – today announced that Jeff Benck has resigned from his role as president and chief executive officer and as a director of Lantronix effective March 8, 2019, to pursue another opportunity as the chief executive officer of Benchmark Electronics, Inc. (NYSE:BHE). Lantronix Chief Financial Officer Jeremy Whitaker will serve as interim chief executive officer of the company until the board of directors appoints a new permanent CEO.

“My personal decision to pursue another opportunity was not easy. I’m proud of the accomplishments we achieved and the growth strategy that we have in place for the company,” said Jeff Benck. “As a significant Lantronix shareholder, I have the full confidence in the management team to keep executing on our plans and wish my colleagues all the best.”

Chairman Bernhard Bruscha said, “On behalf of the Lantronix board of directors, we would like to thank Jeff for his service to the company and wish him success in his future endeavors. We recognize and appreciate Jeff’s contributions to Lantronix, especially with respect to restoring top line growth, bringing it to profitability and building a strong leadership team. To that point, we are fortunate to have a world-class leadership team in place, including our CFO Jeremy Whitaker who will be acting as interim CEO, that will continue to execute on our organic and inorganic strategies until a new permanent CEO is announced.”

“Jeff leaves the company on solid footing with nearly $20 million in cash, an experienced leadership team and a growth strategy in place to take the company forward,” said Jeremy Whitaker. “As this transition is occurring in the middle of the third quarter of fiscal 2019, we would like to reiterate that we still believe that we will deliver results in line with our previous guidance provided during our second quarter earnings call in early February.”

Whitaker will continue to serve as chief financial officer of the company, a position he has held since September 2011. Whitaker also served as the company’s interim chief executive officer for a brief period during 2015. Before joining the company as chief financial officer, he served as vice president, corporate controller at Mindspeed Technologies, a supplier of semiconductor solutions for network infrastructure applications, from January 2011 to September 2011. Prior to that, Whitaker served in a number of finance and accounting roles at Lantronix from August 2005 to January 2011, including as vice president of finance and accounting. Prior to August 2005, Whitaker held vice president and director level finance and accounting positions with two publicly-traded companies and worked in the assurance practice for six years at Ernst & Young LLP.

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About Lantronix

Lantronix, Inc. is a global provider of secure data access and management solutions for Internet of Things (IoT) assets. Our mission is to be the leading supplier of IoT solutions that enable companies to dramatically simplify the creation, deployment, and management of IoT projects while providing secure access to data for applications and people.

With more than two decades of experience in creating robust machine to machine (M2M) technologies, Lantronix is an innovator in enabling our customers to build new business models and realize the possibilities of the Internet of Things. Our connectivity solutions are deployed inside millions of machines serving a wide range of industries, including industrial, medical, security, transportation, retail, financial, environmental and government.

Lantronix is headquartered in Irvine, California. For more information, visit www.lantronix.com.

Learn more at the Lantronix blog, www.lantronix.com/blog, featuring industry discussion and updates. To follow Lantronix on Twitter, please visit www.twitter.com/Lantronix. View our video library on YouTube at www.youtube.com/user/LantronixInc or connect with us on LinkedIn at www.linkedin.com/company/lantronix.

Lantronix Investor Releations Contact:

Shahram Mehraban

VP, Marketing

investors@lantronix.com
949-453-7175

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